SUB-ITEM 77D

     The Vertex International Fund, a new series of MFS Series Trust XI, outlined the new principal policies (65% in common stocks and related securities, 35% in U.S. issuers, and fixed income securities of U.S. and foreign companies, including lower rated bonds) and risk disclosure (including risk of: substantial losses, leverage, short sales, foreign securities, emerging markets, invesment focus, non-diversified, effect of IPOs, market risk, company risk, over-the-counter risk, interest rate, maturity, credit, liquidity, junk bond, derivative, structured notes and indexed securities, and active or frequent trading risk) as described in the prospectus. This document was filed with the Securities and Exchange Commission pursuant to Rule 497(a) via EDGAR on October 13, 2000. Such description is hereby incorporated by reference.

     The Vertex Contrarian Fund, a series of MFS Series Trust XI, disclosed a change to the principal policy (disclosure to include a growth or value strategy) of the fund as described in the prospectus. This document was filed with the Securities and Exchange Commission pursuant to Rule 497(a) via EDGAR on November 29, 2000. Such description is hereby incorporated by reference.